FUNDING OBLIGATION AGREEMENT

THIS FUNDING OBLIGATION AGREEMENT made effective as of the 13th day of December 2007 between **DAVE MATHEWSON**, an individual residing at 1265 Mesa Drive, Fernley, Nevada 89408 ("Mathewson"), and **GOLD RUN INC.**, a Delaware corporation having offices at 330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8 ("Gold Run").

WHEREAS Mathewson and Gold Run (the "Parties") desire to enter into this Funding Obligation Agreement to replace and supersede in its entirety that certain other agreement made effective May 9, 2006 and amended June 22, 2007; and

WHEREAS the Parties desire to acknowledge and confirm the terms and conditions of Mathewson's prior investment in shares of common stock ("Shares") of Gold Run; and

WHEREAS Mathewson desires to withdraw and cancel a Notice of Default he sent to Gold Run in September, 2007;

NOW THEREFORE, in consideration of One ($1.00) dollar paid, the mutual covenants herein, and other good and valuable consideration, the Parties acknowledge, confirm and agree as follows:

1. ***Default Notice Withdrawn and Cancelled.*** Mathewson hereby withdraws and cancels that certain Notice of Default dated September 14, 2007 which he delivered to Gold Run because of Gold Run's breach of its obligation to provide him with certain funds with which to conduct mineral exploration ***subject*** to Mathewson's rights set forth in Section 3(c) hereof.

2. ***Mathewson's Equity Interest; Subscription; Adjustment of Number of Shares; Acquisition Shares.***

(a) On May 9, 2006 Mathewson purchased from Gold Run 7,500,000 common shares of the capital stock of Gold Run ("Shares") at a purchase price of $0.0001 per Share, subject to the terms and conditions set forth herein.

(b) Upon fulfillment of its Funding Obligation, as hereinafter set forth at Section 3(c), Mathewson will own that number of Shares which represents 15% of the then outstanding number of Shares of Gold Run, subject to adjustment as set forth hereinafter.

(i) In the event that said 7,500,000 Shares represents *more* than 15% of the then outstanding Shares of Gold Run at the time of fulfillment of its Funding Obligation, Shares owned by Mathewson will be deemed automatically cancelled in an amount such that Mathewson will own a number of Shares equal to 15% of the then outstanding number of Shares.

(ii) In the event that said 7,500,000 Shares represents *less* than 15% of the then outstanding Shares of Gold Run at the date of its fulfillment of the Funding Obligation, Mathewson shall have the non-assignable option to purchase from Gold Run, at a price of

$0.0001 per Share, for a period of thirty (30) days from such date, that number of Shares such that, after such purchase, Mathewson will then own 15% of the then outstanding number of Shares of Gold Run.

(c) Notwithstanding anything herein to the contrary, any and all Shares which Gold Run issues, and Shares which Gold Run is obligated to issue, in connection with the acquisition of either (i) mineral interests, or (ii) entities which own rights to mineral interests ("Acquisition Shares") will be *excluded* from the number of the Shares of Gold Run outstanding at the time of fulfillment of the Funding Obligation for purposes of calculating the number of Shares Mathewson is entitled to own pursuant to Section 2(b). Mathewson acknowledges that, in the event that Gold Run issues Acquisition Shares, this will result in Mathewson being entitled to own a number of Shares which equals *less* than 15% of the number of outstanding Shares at the time Gold Run has fulfilled its Funding Obligation.

3. ***Gold Run Funding Obligation.***

(a) Gold Run will be responsible for providing funding to support (i) Exploration Costs, as defined herein, in a minimum amount of $6 million in accordance with the provisions of Section 3(c), and (ii) all other activities of Gold Run, including without limitation, administrative functions, and legal, accounting, and travel fees and costs (the "Funding Obligation").

(b) The Funding Obligation will be deemed to be satisfied upon the *earlier* of the following to occur:

(i) the date upon which the cumulative sum of $6,000,000 is expended on Exploration Costs, as such term is defined hereafter; and

(ii) the date upon which funds in an amount which is the sum of $6,000,000 *minus* the amount of Exploration Costs already expended is set aside and reserved in a Gold Run account established in Nevada for such purpose to pay for Exploration Costs *provided* that the Company has also set aside and reserved additional funds to pay for general and administrative expenses of the Company in an amount equal to 50% of the amount of such funds set aside and reserved to pay for Exploration Costs.

(c) Funds for Exploration costs will be provided in accordance with the following schedule:

March 31, 2008		$2,000,000
March 31, 2009		$2,000,000
March 31, 2010		$2,000,000
	TOTAL:	$6,000,000

(d) *Option to Accelerate Funding.* Gold Run shall have the option, exercisable at any time and from time-to-time, to provide funds for exploration activities before they are required in

accordance with Section 3(c). Gold Run's exercise of this option will in no way affect, alter or change the terms of its Funding Obligation, or affect, alter or modify other rights, obligations, conditions or provisions of this Agreement.

(e) *Gold Run's Default; Cure; Transfer of Property to Mathewson.* In the event that Gold Run defaults by failing to provide funding in accordance with the provisions of this Section 3 and does not cure such default within ninety (90) days after the receipt of a written notice from Mathewson detailing such default, any and all leases or other agreements granting Gold Run rights to mineral prospects which have been generated by Mathewson will be immediately cancelled and be of no further force or effect, and Gold Run shall have no interest in and to any and all such mineral prospects. In the event of such an uncured default, Mathewson shall have the right to enter onto and take possession of such mineral prospects, and Gold Run shall, at its expense, deliver a Quitclaim deed and/or Assignment of its rights to Mathewson. If Gold Run fails to comply with the requirements of this paragraph, Mthewson shall be reimbursed for all reasonable fees, costs and expenses incurred in enforcing his rights herein.

(f) *Exploration Costs.* Without limitation, Exploration Costs include costs of staking, mapping, chip sampling, geochemical sampling, assay costs, consultant fees, and expenses, drilling costs and related exploration activities, and the salaries of geologists and other professionals related to programs. Specifically excluded from the definition of Exploration Costs are lease payments, governmental fees, costs of reclamation bonds, insurance, corporate overhead, legal and accounting fees and costs, and regulatory fees. Gold Run will pay all claim holding costs forty-five (45) days prior to the respective annual August 31 due dates. Gold Run will pay, thirty (30) days prior to the respective due dates, all required lease payments respecting properties in which Gold Run has an interest *and* from which properties Mathewson is entitled to receive a production royalty as provided for herein.

4. ***Restrictions on Resale.***

(a) The Shares are restricted as to sale, assignment, transfer or hypothecation until six (6) months after the date Gold Run's Shares first become publicly traded in the United States on the OTC Bulletin Board, NASDAQ, or a recognized stock exchange, whichever occurs first. Thereafter, subject to any additional restrictions that may be imposed by Gold Run's Board of Directors from time-to-time, in its sole discretion, Mathewson shall have the right to sell all Shares owned by him in accordance with, and subject to, applicable securities laws, rules, and regulations. The certificates representing the Shares will bear a customary restrictive legend, and also reference applicable provisions of this Agreement.

(b) Notwithstanding anything herein to the contrary set forth in the provisions of this Section 4, Mathewson shall have the right to sell, assign and transfer Shares, at his cost of $0.0001 per share, to persons who become employees of Gold Run, subject to the approval of the Board of Directors, in an amount and on such terms and conditions as the Board of Directors deem appropriate, in its sole discretion. The Parties acknowledge and confirm that Mathewson has previously transferred 1,500,000 Shares to Brion Theriault, who has been advised that the Shares transferred to him are subject to identical restrictions as apply to Mathewson's Shares as described in Section 4 (a).

(c) In the event that Mathewson's employment terminates on or before February 28, 2010, Mathewson's right to sell any Shares pursuant to Section 4(a) shall immediately lapse and be extinguished as of the date of such termination. In the event of such termination, and commencing upon the date of termination, the Shares will be restricted as to sale, assignment, transfer, hypothetication until a date which is eighteen (18) months from the date of such termination. Thereafter, these Shares may be freely dealt with in accordance with applicable securities laws, rules and regulations.

5. ***Miscellaneous***

(a) The Parties agree to execute such further documents, deeds, and instruments as may be necessary or advisable to effectuate provisions of this Agreement.

(b) This Agreement supersedes in its entirety that certain other agreement between the Parties made as of May 9, 2006 and amended June 22, 2007. This Agreement can only be modified in writing which is signed by both Parties.

(c) Mathewson makes the following representations and warranties, and acknowledges Gold Run's reliance upon them: (i) Mathewson has the authority to enter into this Agreement; (ii) this Agreement does not conflict with any other agreement to which Mathewson is a party or to which he may be bound; (iii) Mathewson has read and understands this Agreement; and (d) Mathewson has had the opportunity to consult with legal counsel of his choosing before signing this Agreement.

(d) Any dispute hereunder will be decided in accordance with the laws of New York for contracts executed and to be performed in New York and the parties hereby submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York having jurisdiction for resolution of all such matters.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December 13, 2007.

GOLD RUN INC.

By: ______________________
John Pritchard, CEO

____
Dave Mathewson